Subject Line: On seismic shifts and steady progress—a note from Chris Urmson

Sorry to interrupt your regularly scheduled programming, but major news was announced in the self-driving industry yesterday and I wanted to share my perspective.

Argo is shutting down.

First, my thoughts are with Bryan Salesky and the entire Argo team—this industry is small, we all know each other well, and many of us here at Aurora have worked with the Argo team, watched them grow, and seen the impact they’ve made. It is disappointing, and it is unfortunate, and their absence will be felt in Pittsburgh and in the larger AV industry.

But I also want to be clear that this is not a signal that a future with self-driving technology isn’t real or imminent. In fact, it’s quite the opposite. Waymo recently announced the expansion of their robotaxi fleet to LA. Cruise is charging for their driverless robotaxi rides in San Francisco.

And as for us? We’ve long believed that long-haul trucking is the best way to enter the market, and that it will be the first vertical within the autonomous vehicle industry to generate significant revenue, so that has been our focus.

1.We’re making autonomous freight deliveries every day for pilot customers like FedEx, Werner, Schneider, and Uber Freight. In fact, if you got a FedEx parcel that got shipped from Houston, there’s a chance that it sat in one of our trucks on the way to you.
2.We have close, collaborative partnerships with PACCAR and Volvo Trucks (which together produce almost 50% of all Class 8 trucks in the United States) and with major transportation leaders like Toyota and Uber. These companies see the long-term value of autonomous vehicles, and our independence gives them the ability to invest in it without shouldering the cost of developing this technology alone.
3. Finally, we have a clear path, plan, and timeline to market.

I have been in this industry for nearly two decades, and in this moment, right now, I believe we have never been closer to delivering self-driving vehicles to the world. More importantly, this technology has never been needed more. Over 40,000 people died in car crashes last year, up 10% from the previous year. Trucking is an over $700B business, moving over 72% of the nation's freight by weight, but we just don’t have enough drivers to move it all. It’s also dangerous – there are almost half a million accidents involving trucks a year. Self-driving technology is not a science project. It is one of the next major technological innovations that will transform our society—for the better—and we are making consistent, steady, and exciting progress towards getting there.

So, with that, I turn you back to The Dashboard and to some meaningful updates from the last month—including more detail about how our autonomous trucking service Aurora Horizon will work for customers when we launch and how we train the Aurora Driver to safely respond to pedestrians.

Oh, and one more thing. We’re hiring! We have over 160 positions available across the country, and we need a team with the expertise, commitment, and passion for taking on this once-in-a-

generation opportunity head-on. If that sounds like you and you want to be on the team that gets this technology on our roads and transforms transportation, please come join us.

The How of Aurora Horizon

We believe that when we launch our autonomous trucking service, Aurora Horizon, it will pave the way for a safer and more reliable way to move goods, transforming the $700 billion logistics industry. But how will it actually work? Learn how our service can improve operations before, during, and after a delivery.
Read the blog

Prioritizing pedestrian safety

October is National Pedestrian Safety Month, so we’re shedding some light on how we train the Aurora Driver to make our roads safer for vulnerable road users, like pedestrians and bicyclists. Learn more about how we collect data and train the Aurora Driver to detect and respond to vulnerable road users from hundreds of meters away and what types of examples we see most during our autonomous deliveries in Texas.

Watch the video

Keeping our eyes on the road(map) with our Beta 4 release

The countdown to the Aurora Driver being Feature Complete is on. We committed to releasing two new capabilities in Q3 this year—safely detecting and responding to road debris and lane markings that may have shifted due to construction.

Learn more more about why these capabilities are crucial to the launch of Aurora Horizon and how we’re continuously adding new capabilities and improving existing capabilities.

Read our blog

Analysts, Assemble

Last month, we invited analysts and investors to our terminal in Palmer, Texas to take a ride in an Aurora-Driver-powered Peterbilt and hear from our leaders about Aurora’s path towards progressing both our technology and business towards commercialization. Highlights included a keynote delivered by our CEO Chris Urmson on why he believes autonomy is the future of freight and a fireside chat between our VP of Safety, Nat Beuse, and Chair of our Safety Advisory Board and former NHTSA Administrator, Dr. Jeff Runge, focused on safety and building trust in self-driving technology.

Meet the Team:

One of our core values is to celebrate our diversity, so we took the opportunity to recognize Global Diversity Awareness Month with a month of programming and events inside the company led by our Aurora Unified Groups (AUGs).

As part of our celebration, we featured Tovah Cook from Marketing in our Aurora Voices series. She talked about using design to communicate complex ideas and break down barriers—and that’s what she does as a leader on our Creative team and a lead of the Black@ Aurora Unified Group.
Read the blog

Chris’s Corner:

Greymatter—The Road Ahead
In August, Chris spoke with Reid Hoffman and Nuro CEO Jiajun Zhu for Greylock’s Intelligent Future event, a summit featuring leading experts and entrepreneurs in AI. Tune in to learn more about the potential and challenges of AI in autonomous driving, the huge leaps forward it’s taken in the field in recent years, and what our driverless future could look like.

Listen to the podcast here

LinkedIn News—Masters of Scale Summit
Chris joined LinkedIn Senior Editor Jessi Hempel for an interview at last week’s Masters of Scale Summit, where he outlined the state of the self-driving industry, recent progress, and how Aurora’s autonomous trucking technology stands to revolutionize how goods move safely and efficiently from point A to point B.

Watch it here.